Exhibit 23.1

The reorganization of Springleaf Holdings, LLC into Springleaf Holdings, Inc., the conversion of 100 common interests into 100 common shares, and the 1,000,000 for 1 common share stock split, described in Note 1 to the consolidated financial statements have not been consummated at October 7, 2013. When they have been consummated, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 7, 2013

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1of Springleaf Holdings, Inc. of our report dated April 8, 2013, except for the corrections to amounts previously reported as discussed in Note 2 and the addition of Earnings Per Share information in Note 18, as to which the date is August 15, 2013, and except for the effects of the reorganization, the conversion of common interests to common shares and the common share stock split described in Note 1, as to which the date is                      and our report dated March 30, 2011, except for the effects of the reorganization, the conversion of common interests to common shares and the common share split described in Note 1, as to which the date is              2013, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chicago, Illinois

            , 2013”